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                                   EXHIBIT 11.1

                                    SMARTIRE SYSTEMS INC.
                          COMPUTATION OF LOSS PER SHARE

The Company's financial statements have been prepared in accordance with Canadian Generally Accepted Accounting Principles ("GAAP"). A reconciliation of financial statement amounts from Canadian GAAP to United States GAAP has been provided in the consolidated financial statements.


                                    Year Ended       Year Ended
                                   July 31, 2000    July 31, 1999
                                   -------------    -------------
($000's except per share data)
Net income (loss) in accordance
with United States GAAP            $    2,723        $  (17,089)
                                   ==========        ==========

Weighted average number
of common shares                   13,159,385        10,192,024
                                   ==========        ==========

Diluted weighted
average number of shares           13,159,385        10,192,024
                                   ==========        ==========

Basic and diluted income
(loss) in accordance with
United States GAAP                     $ 0.21          $  (1.68)
                                       ======          ========